The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to completion, Pricing Supplement dated October 19, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 99 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)

                                 $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                 --------------

                    Capital Protected Notes due May 30, 2009
                   Based on the Value of the S&P 500 Index(R)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the S&P 500 Index(R), as determined on four specified determination dates over the term of the notes, as described in the pricing supplement. In no event, however, will the payment at maturity be less than the principal amount of $10.

o   The principal amount and issue price of each note is $10.

o   We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

    o   The initial index value will equal    , the closing value of the S&P 500
        Index on the day we price the notes for initial sale to the public.

    o The final average index value will equal the arithmetic average of the closing values of the S&P 500 Index on May 30, 2006, May 30, 2007, May 30, 2008 and May 28, 2009, which we refer to as the determination dates.

o If the final average index value of the S&P 500 Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

o We will apply to list the notes to trade under the proposed symbol "SJP" on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the notes will meet the AMEX listing requirements.

o   The CUSIP number for the notes is 61747Y733.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                                            Price to      Agent's    Proceeds to
                                           Public(1)    Commissions  Company(1)
                                           ---------    -----------  -----------
Per note...............................         $            $             $
Total..................................         $            $             $

(1)For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the S&P 500 Index(R). These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying S&P 500 Index(R). The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

     "Standard & Poor's(R)," "S&P(R)", "S&P 500(R)" and "S&P 500 Index(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each note costs $10     We, Morgan Stanley, are offering you Capital Protected
                        Notes due May 30, 2009, Based on the Value of the S&P
                        500 Index(R), which we refer to as the notes. The principal amount and issue price of each note is $10.

                        The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity     Unlike ordinary debt securities, the notes do not pay
                        interest. Instead, at maturity, for each note you hold, you will receive the principal amount of $10 per note, plus a supplemental redemption amount if the final average index value of the S&P 500 Index is greater than the initial index value. The initial index value is , the closing value of the S&P 500 Index on the day we price the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the S&P 500 Index on May 30, 2006, May 30, 2007, May 30, 2008 and May 28, 2009, which we refer to as the determination dates. If the final scheduled determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                      100% Principal Protection

                        At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                   The Supplemental Redemption Amount
                                        Based on the S&P 500 Index

                        The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                        supplemental           (final average index value - initial index value)
                         redemption    = $10 x  ------------------------------------------------
                          amount                               initial index value

                        where

                        initial index value     =               , the closing value of
                                                    the S&P 500 Index on the day we price the
                                                    notes for initial sale to the public

                        final        =  the arithmetic average of the closing
                        average         values of the S&P 500 Index  on each of
                        index value     the four determination dates, as
                                        calculated by the calculation agent on
                                        the final determination date

                        If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                        You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the    We have appointed our affiliate, Morgan Stanley & Co.
calculation agent       Incorporated, which we refer to as MS & Co., to act as
                        calculation agent for JPMorgan Chase Bank, N.A.
                        (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the S&P 500 Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be       The notes will be treated as "contingent payment debt
treated as              instruments" for U.S. federal income tax purposes, as
contingent payment      described in the section of this pricing supplement
debt instruments for    called "Description of Notes--United States Federal
U.S. federal income     Income Taxation." Under this treatment, if you are a
tax purposes            U.S. taxable investor, you will generally be subject to
                        annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                        taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.


                        If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find      The notes are senior notes issued as part of our Series
more information on     F medium-term note program. You can find a general
the notes               description of our Series F medium-term note program in
                        the accompanying prospectus supplement dated November
                        10, 2004. We describe the basic features of this type of
                        note in the sections of the prospectus supplement called
                        "Description of Notes--Floating Rate Notes" and "--Notes
                        Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices."

                        Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us         You may contact your local Morgan Stanley branch office
                        or our principal executive offices at 1585 Broadway, New
                        York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

The final average index value is 50% greater than the initial index value.

Hypothetical Initial Index Value:               1,200
Hypothetical Final Average Index Value:         1,800

          Supplemental Redemption                     1,800 - 1,200
          Amount per note             =   $10     x  --------------- =   $5
                                                           1,200
     In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

     The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the index closing values of the S&P 500 Index on four determination dates over the term of the notes. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index over the term of the notes on the amount payable to you at maturity. However, the S&P 500 Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

     These examples are based on a hypothetical initial index value of 1,200 and an issue price per note of $10.00.

                         -------------------------------------------------------
                            Example 1     Example 2    Example 3     Example 4
                         -------------------------------------------------------
                                                         Index
                              Index         Index       Closing        Index
                          Closing Value Closing Value    Value     Closing Value
                         -------------------------------------------------------
   1st Determination Date     1,300         1,100        1,300         1,150
   2nd Determination Date     1,400         1,000        1,400         1,100
   3rd Determination Date     1,500          900         1,200         1,050
 Final Determination Date     1,600          800         1,000         1,250
--------------------------------------------------------------------------------
Final Average Index Value:    1,450          950         1,225        1,137.5
--------------------------------------------------------------------------------
Supplemental Redemption
                Amount:       $2.08         $0.00        $0.21         $0.00
--------------------------------------------------------------------------------
  Payout at maturity on a
          $10 investment:    $12.08        $10.00        $10.21       $10.00
--------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 1,450 is lower than the index closing value of 1,600 on the final determination date. At maturity, for each note the investor receives $12.08, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.08. The return on the notes at maturity represents a 20.8% increase above the issue price, which is less than the simple index return of approximately 33.3% over the term of the notes.

o In Example 2, the index closing value decreases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 950 is higher than the index closing value of 800 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the index declines approximately 33% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1,400 on the second determination date and declines on subsequent determination dates. At maturity, the final average index value of 1,225 is higher than the index closing value of 1,000 on the final determination date. At maturity, for each note the investor receives $10.21, the sum of the principal amount of $10.00 and the supplemental redemption amount of $0.21. The return on the notes at maturity represents a 2.1% increase above the issue price, even though the simple index return declines approximately 17% over the term of the notes.

o In Example 4, the index closing value declines on each of the first three determination dates to a low of 1,050 and increases on the final determination date. At maturity, the final average index value of 1,137.5 is less than the index closing value of 1,250 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 4.2% over the term of the notes.

You can review the historical values of the index for the period from January 1, 2000 through October 19, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the S&P 500 Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary         The terms of the notes differ from those of ordinary
senior notes, the       debt securities in that we will not pay interest on the
notes do not pay        notes. Because the supplemental redemption amount due at
interest                maturity may equal zero, the return on your investment
                        in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

The notes may not       If the final average index value is less than or equal
pay more than the       to the initial index value, you will receive only the
principal amount at     principal amount of $10 for each note you hold at
maturity                maturity.

Secondary               There may be little or no secondary market for the
trading may be          notes. Although we will apply to list the notes on the
limited                 American Stock Exchange LLC, we may not meet the
                        requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the notes. Even if there is a secondary market, it may not provide significant liquidity. MS &
                        Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS &
                        Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and MS & Co.
                        were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the     Several factors, many of which are beyond our control,
notes will be           will influence the value of the notes in the secondary
influenced by many      market and the price at which MS & Co. may be willing to
unpredictable factors   purchase or sell the notes in the secondary market,
                        including:

                        o the value of the S&P 500 Index at any time and on specific determination dates

                        o the volatility (frequency and magnitude of changes in value) of the S&P 500 Index

                        o   interest and yield rates in the market

                        o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stocks underlying the S&P 500 Index or stock markets generally and that may affect the final average index value

                        o   the time remaining to the maturity of the notes

                        o the dividend rate on the stocks underlying the S&P 500 Index

                        o   our creditworthiness

                        Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the S&P 500 Index is at, below or not sufficiently above the initial index value or if market interest rates rise. You cannot predict the future performance of the S&P 500 Index based on its historical performance.

                        We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of        Assuming no change in market conditions or any other
commissions and         relevant factors, the price, if any, at which MS & Co.
projected profit        is willing to purchase notes in secondary market
from hedging in the     transactions will likely be lower than the original
original issue price    issue price, since the original issue price included,
is likely to            and secondary market prices are likely to exclude,
adversely affect        commissions paid with respect to the notes, as well as
secondary market        the projected profit included in the cost of hedging our
prices                  obligations under the notes. In addition, any such
                        prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the        Investing in the notes is not equivalent to investing in
notes is not            the S&P 500 Index or its component stocks. The payout
equivalent to           you receive at maturity on the notes will be based on
investing in the S&P    the closing value of the S&P 500 Index on the four
500 Index               determination dates. It is possible for the final
                        average index value to be lower than the initial index value even if the value of the S&P 500 Index at maturity is higher than the initial index value. A decrease in the value of the S&P 500 Index on any one determination date could more than offset any increases in the value of the S&P 500 Index on the other determination dates.

Adjustments to the      Standard & Poor's Corporation, or S&P(R), is responsible
S&P 500 Index could     for calculating and maintaining the S&P 500 Index. S&P
adversely affect the    can add, delete or substitute the stocks underlying the
value of the notes      S&P 500 Index or make other methodological changes that
                        could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the notes.

                        S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no             As an investor in the notes, you will not have voting
shareholder rights      rights to receive dividends or other distributions or
                        any other rights with respect to the stocks that underlie the S&P 500 Index.

The economic            The economic interests of the calculation agent and
interests of the        other of our affiliates are potentially adverse to your
calculation agent       interests as an investor in the notes.
and other of our
affiliates are          As calculation agent, MS & Co. will determine the
potentially adverse     initial index value and the final average index value,
to your interests       and calculate the supplemental redemption amount, if
                        any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                        The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading     MS & Co. and other affiliates of ours will carry out
activity by the         hedging activities related to the notes (and possibly to
calculation agent       other instruments linked to the S&P 500 Index or its
and its affiliates      component stocks), including trading in the stocks
could potentially       underlying the S&P 500 Index as well as in other
adversely affect the    instruments related to the S&P 500 Index or its
value of the S&P 500    underlying stocks. MS & Co. and some of our other
Index                   subsidiaries also trade the stocks underlying the S&P
                        500 Index and other financial instruments related to the S&P 500 Index and the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the S&P 500 Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.
                        Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the S&P 500 Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be       You should also consider the tax consequences of
treated as              investing in the notes. The notes will be treated as
contingent payment      "contingent payment debt instruments" for U.S. federal
debt instruments for    income tax purposes, as described in the section of this
U.S. federal income     pricing supplement called "Description of Notes--United
tax purposes            States Federal Income Taxation." Under this treatment,
                        if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                        Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due May 30, 2009, Based on the Value of the S&P 500 Index(R). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......  $

Original Issue Date
 (Settlement Date ) ............              , 2005

Maturity Date...................  May 30, 2009, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                  If, due to a Market Disruption Event or
                                  otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency..............  U.S. dollars

CUSIP Number....................  61747Y733

Minimum Denominations...........  $10

Issue Price.....................  $10 (100%)

Interest Rate...................  None

Maturity Redemption Amount......  At maturity, upon delivery of the Notes to the
                                  Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                  We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                  (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
  Amount........................  The Supplemental Redemption Amount will be equal to the product of $10 times the Index
                                  Percent Change; provided that the Supplemental Redemption Amount will not be less than zero.

                                  The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change............  The Index Percent Change is a fraction, the numerator of which will be the Final Average
                                  Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                      (Final Average Index Value - Initial Index Value)
                                       ------------------------------------------------
                                                       Initial Index Value


Initial Index Value.............              , the Index Closing Value on the
                                  day we price the Notes for initial sale to the public.

Final Average Index Value.......  The arithmetic average of the Index Closing
                                  Values on the four Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Index Closing Value.............  The Index Closing Value on any Trading Day
                                  will equal the closing value of the S&P 500
                                  Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

                                  In this "Description of Notes," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Determination Dates.............  The Determination Dates will be May 30, 2006,
                                  May 30, 2007, May 30, 2008 and May 28, 2009,
                                  in each case subject to adjustment for
                                  non-Trading Days or Market Disruption Events as described in the following two paragraphs.

                                  If any of the first three scheduled
                                  Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first three scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently constituting the S&P 500 Index.

                                  If May 28, 2009 (the final scheduled
                                  Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note ..............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or Subordinated
Note ...........................  Senior

Trustee.........................  JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Agent...........................  Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")

Market Disruption Event.........  Market Disruption Event means, with respect to the S&P 500 Index:

                                        (i) the occurrence or existence of a
                                  suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                        (ii) a determination by the Calculation
                                  Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............  Relevant Exchange means the primary exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange
Calculation in Case
of an Event of Default .........  In case an event of default with respect to the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                                  If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                  All calculations with respect to the Final
                                  Average Index Value and the Supplemental
                                  Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index...............  We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                  The S&P 500 Index is calculated using a
                                  base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                  The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                  Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                  To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total

                                  Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                  The table below summarizes the types of S&P
                                  500 Index maintenance adjustments and
                                  indicates whether or not an Index Divisor adjustment is required.

                                                                       Divisor
                                   Type of                            Adjustment
                               Corporate Action   Adjustment Factor    Required
                               ---------------- ------------------- ------------
                               Stock split      Shares Outstanding    No
                                  (i.e.,        multiplied by 2;
                               2-for-1)         Stock Price divided
                                                by 2

                               Share issuance   Shares Outstanding    Yes
                                  (i.e.,        plus newly issued
                               change >= 5%)    Shares

                               Share repurchase Shares Outstanding    Yes
                                  (i.e.,        minus Repurchased
                               change >= 5%)    Shares

                               Special cash     Share Price minus     Yes
                               dividends        Special Dividend

                               Company Change   Add new company       Yes
                                                Market Value minus
                                                old company Market
                                                Value

                               Rights Offering  Price of parent       Yes
                                                company minus

                                                   Price of Rights
                                                   ---------------
                                                     Right Ratio

                               Spin-Off         Price of parent       Yes
                                                company minus

                                                Price of Spinoff Co.
                                                --------------------
                                                Share Exchange Ratio

                                  Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                  Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                   Post-Event Aggregate Market Value
                                   ---------------------------------     =     Pre-Event Index Value
                                            New Divisor

                                                      Post-Event Market Value
                                    New Divisor   =   -----------------------
                                                       Pre-Event Index Value

                                  A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                  The S&P 500 Index and S&P's other U.S. indices will move to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

                                  In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Discontinuance of the S&P
500 Index; Alteration of
 Method of Calculation .........  If S&P discontinues publication of the S&P 500
                                  Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                  If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 2000 through October 19, 2005. The Index Closing Value on October 19, 2005 was 1,195.76. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                          S&P 500 Index

                                                      High     Low    Period End
                                                    -------- ------ ------------
                                  2000
                                  First Quarter... 1,527.46  1,333.36  1,498.58
                                  Second Quarter.. 1,516.35  1,356.56  1,454.60
                                  Third Quarter... 1,520.77  1,419.89  1,436.51
                                  Fourth Quarter.. 1,436.28  1,264.74  1,320.28
                                  2001
                                  First Quarter... 1,373.73  1,117.58  1,160.33
                                  Second Quarter.. 1,312.83  1,103.25  1,224.42
                                  Third Quarter... 1,236.72   965.80   1,040.94
                                  Fourth Quarter.. 1,170.35  1,038.55  1,148.08
                                  2002
                                  First Quarter... 1,172.51  1,080.17  1,147.39
                                  Second Quarter.. 1,146.54    973.53    989.82
                                  Third Quarter...   989.03    797.70    815.28
                                  Fourth Quarter..   938.87    776.76    879.82
                                  2003
                                  First Quarter...   931.66    800.73    848.18
                                  Second Quarter.. 1,011.66    858.48    974.50
                                  Third Quarter... 1,039.58    965.46    995.97
                                  Fourth Quarter.. 1,111.92  1,018.22  1,111.92
                                  2004
                                  First Quarter... 1,157.76  1,091.33  1,126.21
                                  Second Quarter.. 1,150.57  1,084.10  1,140.84
                                  Third Quarter... 1,129.30  1,063.23  1,114.58
                                  Fourth Quarter.. 1,213.55  1,094.81  1,211.92
                                  2005
                                  First Quarter... 1,225.31  1,163.75  1,180.59
                                  Second Quarter.. 1,216.96  1,137.50  1,191.33
                                  Third Quarter... 1,245.04  1,194.44  1,228.81
                                  Fourth Quarter
                                    (through
                                    October 19,
                                    2005)......... 1,226.70  1,176.84  1,195.76

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts or exchange traded funds on the S&P 500

                                  Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level of the S&P 500 Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution....................  Under the terms and subject to the conditions contained in the U.S. distribution agreement
                                  referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession
                                  not in excess of $      per Note to other
                                  dealers, which may include Morgan Stanley &
                                  Co. International Limited and Bank Morgan
                                  Stanley AG. We expect to deliver the Notes
                                  against payment therefor in New York, New York
                                  on         , 2005. After the initial offering,
                                  the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time.

                                  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The Notes may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                  Mexico

                                  The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
S&P and Morgan Stanley..........  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                  The license agreement between S&P and Morgan
                                  Stanley provides that the following language must be set forth in this pricing supplement:

                                  The Notes are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the S&P 500(R), S&P 500 Index(R) and S&P(R) trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index(R) which is determined, composed and calculated by S&P without regard to the Licensee or the Notes. S&P has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

                                  THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  The "S&P(R)," "S&P 500(R)" and "S&P 500
                                  Index(R)" are trademarks of The S&P Stock
                                  Market, Inc. and have been licensed for use by Morgan Stanley. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

 ERISA Matters for Pension
Plans and Insurance Companies...  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                  We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                  The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal Income
Taxation .......................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                  (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o   certain financial institutions;

                                  o   tax-exempt organizations;

                                  o dealers and certain traders in securities or foreign currencies;

                                  o   investors holding a Note as part of a
                                      hedging transaction, straddle, conversion or other integrated transaction;

                                  o   U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;

                                  o   partnerships;

                                  o   nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;

                                  o   corporations that are treated as
                                      controlled foreign corporations or passive foreign investment companies;

                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                  o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                  o   Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in Section
                                      911(d)(3) of the Code) in the United
                                      States.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                  U.S. Holders

                                  This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note for U.S. federal income tax purposes that is:

                                  o   a citizen or resident of the United
                                      States;

                                  o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                  o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                  The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal

                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" and "United States
                                  Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                  In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                  The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the appropriate applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is a
                                  rate of   % compounded annually. Based on our
                                  determination of the comparable yield, the
                                  "projected payment schedule" for a Note
                                  (assuming an issue price of $10) consists of a
                                  projected amount equal to $       due at
                                  maturity.

                                  The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar year assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                                             TOTAL OID
                                                                   OID       DEEMED TO
                                                                  DEEMED    HAVE ACCRUED
                                                                    TO     FROM ORIGINAL
                                                                  ACCRUE     ISSUE DATE
                                                                  DURING     (PER NOTE)
                                                                 CALENDAR    AS OF END
                                                                   YEAR     OF CALENDAR
                                          CALENDAR YEAR         (PER NOTE)      YEAR
                                  ----------------------------- ---------- --------------
                                  Original Issue Date through
                                    December 31, 2005..........       $         $
                                  January 1, 2006 through
                                    December 31, 2006..........       $         $
                                  January 1, 2007 through
                                    December 31, 2007..........       $         $
                                  January 1, 2008 through
                                    December 31, 2008..........       $         $
                                  January 1, 2009 through
                                    May 30, 2009...............       $         $

                                  The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the

                                  Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                  Non-U.S. Holders

                                  This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note for U.S. federal income tax purposes that is:

                                  o   a nonresident alien individual;

                                  o   a foreign corporation; or

                                  o   a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax, provided that:

                                  o   such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                  o   the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                  Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service (the "IRS") Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                  Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax, even if the W-8BEN certification requirement described above were satisfied.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.